UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : January 4, 2005

TRIZEC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16765 (Commission File Number)	33-0387846 (I.R.S. Employer Identification Number)

10 S. Riverside Plaza, Suite 1100, Chicago IL (Address of principal executive offices)	60606 (Zip Code)

Registrant’s telephone number, including area code:
(312) 798-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
Employment Agreement with Brian Lipson
Employment Agreement with Michael Colleran
Employment Agreement with William Tresham

Item 1.01. Entry into a Material Definitive Agreement.

     Appointment of New Chief Investment Officer

     On January 4, 2005, Trizec Properties, Inc. entered into an employment agreement with Brian Lipson in connection with Mr. Lipson’s appointment as our Executive Vice President and Chief Investment Officer effective January 4, 2005 (the “Effective Date”). The employment agreement has an initial term of one year and will terminate on December 31, 2005; provided, however, that the term of employment will renew automatically for successive one-year periods unless either we or Mr. Lipson provides a written notice of either party’s intention not to extend the term to the other party at least 60 days prior to the end of either the initial term or any of the successive terms, as applicable.

     Under the employment agreement, Mr. Lipson is entitled to receive an annual base salary of $400,000, which is subject to review and increase (but not decrease), not less often than annually, by the Compensation Committee of our Board of Directors based on Mr. Lipson’s performance, and a target annual bonus in an amount equal to 100% of his base salary. Mr. Lipson also will receive a cash signing bonus in the amount of $50,000. On the first business day following the Effective Date, Mr. Lipson will receive an award of restricted stock rights under our long-term incentive plan having an aggregate fair market value of $250,000, one-third of which will be vested immediately upon grant and the remaining two-thirds of which will vest in equal amounts on each of January 5, 2006 and 2007 (the “Initial Award”). Mr. Lipson also will be eligible to participate in our long-term incentive compensation programs that are generally available to our senior executive officers and our recently adopted 2004 Long-Term Outperformance Compensation Program, or OPP, which program is described in more detail under our Current Report on Form 8-K as filed on October 27, 2004. Mr. Lipson’s targeted amount of annual long-term incentive compensation is 150% of his base salary and his participation interest in the OPP will be 14%. In addition, Mr. Lipson is entitled to participate in all of our employee welfare, pension and fringe benefit plans and programs on a basis that is no less favorable than that made available to our other senior executive officers.

     We may terminate Mr. Lipson’s employment at any time, with or without “cause,” and Mr. Lipson may resign at any time, with or without “good reason,” as such terms are defined in the employment agreement. If we terminate Mr. Lipson for cause, or Mr. Lipson resigns without good reason, Mr. Lipson will be entitled to receive any unpaid base salary through the date of such termination or resignation and any other amounts or benefits that are required to be paid or provided by law. If we terminate Mr. Lipson without cause or elect not to renew Mr. Lipson’s employment term, or Mr. Lipson resigns with good reason, Mr. Lipson will be entitled to receive (a) his annual base salary and target annual bonus, based on the rates in effect on the date of such termination or resignation, for a one-year period commencing on the date of termination or resignation, (b) his earned but unpaid bonus for a previously completed fiscal year, (c) a prorated portion of his target annual bonus for the fiscal year in which the termination or resignation occurs, and (d) any other amounts or benefits that are required to be paid or provided by law. In addition, any unvested portion of the Initial Award will vest immediately upon such termination or resignation.

     If we terminate Mr. Lipson without cause, or Mr. Lipson resigns with good reason, at any time within two years following a change in control of our company, in lieu of the severance payment described above, Mr. Lipson will be entitled to receive a lump sum severance payment in an amount equal to his annual base salary and target annual bonus, based on the rates in effect on the date of such termination or resignation, and any other amounts or benefits that are required to be paid or provided by law. We also will make an additional tax gross-up payment to Mr. Lipson if any payment or benefit made or provided to him would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. In addition, any unvested portion of Mr. Lipson’s equity awards, including, but not limited to, the Initial Award, will vest immediately upon such termination or resignation.

     In the event of termination of Mr. Lipson’s employment due to his death or disability, he (or his estate) will be entitled to receive his annual base salary through the date of such termination and any other amounts or benefits that are required to be paid or provided by law.

     Mr. Lipson will be subject to certain restrictive covenants under the employment agreement, including those related to confidentiality, non-solicitation and non-disparagement.

     A copy of Mr. Lipson’s employment agreement is being filed as exhibit 10.1 to this Current Report on Form 8-K.

     New Employment Agreements for Chief Financial Officer and Chief Operating Officer

     On January 4, 2005, we entered into new employment agreements with Michael C. Colleran, our current Executive Vice President and Chief Financial Officer, and William R.C. Tresham, our current Executive Vice President and Chief Operating Officer. These new employment agreements for Messrs. Colleran and Tresham are substantially similar in terms and scope as Mr. Lipson’s employment agreement except as described below. Mr. Colleran’s new employment agreement with us replaces and terminates his existing employment arrangement, which is described in more detail under Item 1.02 of this Current Report on Form 8-K below. Mr. Tresham did not have an employment agreement with us prior to this employment agreement.

     Under their respective new employment agreements, each of Messrs. Colleran and Tresham is entitled to receive an annual base salary of $350,000 and $325,000, respectively, which amount is subject to review and increase (but not decrease), not less often than annually, by the Compensation Committee of our Board of Directors based on the respective officer’s performance, and a target annual bonus in an amount equal to 100% of the respective officer’s base salary. Each of Messrs. Colleran and Tresham also will be eligible to participate in our long-term incentive compensation programs that are generally available to our senior executive officers and our OPP. Each of Messrs. Colleran and Tresham’s targeted amount of annual long-term incentive compensation is 150% of his base salary and, as previously reported in our Current Report on Form 8-K as filed on October 27, 2004 that described our OPP, each officer’s participation interest in the OPP will be 14%. In addition, both officers are entitled to participate in all of our employee welfare, pension and fringe benefit plans and programs on a basis that is no less favorable than that made available to our other senior executive officers. Mr. Tresham also will receive a monthly automobile allowance of $1,000. Neither Mr. Colleran nor Mr. Tresham will receive any equity awards in connection with the signing of his employment agreement.

     Messrs. Colleran and Tresham’s severance arrangements under their respective employment agreements are substantially similar in scope, terms and conditions as those contained in Mr. Lipson’s employment agreement, which are described in detail above. Like Mr. Lipson, each of Messrs. Colleran and Tresham also will be subject to certain restrictive covenants under his respective employment agreement, including those related to confidentiality, non-solicitation and non-disparagement.

     Copies of Messrs. Colleran and Tresham’s employment agreements are being filed as filed as exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement.

     As described in more detail under Section 1.01 of this Current Report on Form 8-K, on January 4, 2005, we entered into a new employment agreement with Mr. Colleran, which superseded and terminated his existing employment arrangement. Under his old employment arrangement, as set forth in an offer letter dated May 9, 2003, Mr. Colleran was entitled to receive an annual base salary of $350,000 and was eligible to receive an annual bonus equal to 85% to 100% of Mr. Colleran’s eligible earnings based on corporate and individual goals. In addition, under the old employment arrangement, Mr. Colleran was entitled to participate in our long-term incentive plans and other benefits and programs, including our 401(k) and deferred compensation plans.

     If we had terminated Mr. Colleran’s employment with us for any reason other than cause during the first 12 months of the employment term, or in the event of his death or disability, Mr. Colleran would have been entitled to receive a severance payment in an amount equal to one year of base salary and 2003 targeted bonus. After the initial 12 months of the employment term, if we had terminated Mr. Colleran’s employment with us for any reason other than cause, any severance payment provided to him would have been in accordance with our policy. In either event, all of Mr. Colleran’s unvested options to purchase our common stock and other equity award grants would have vested immediately upon such termination date and he would have had up to 12 months from that date to exercise his options. For the purposes of the old employment agreement, “cause” meant a determination by us that Mr. Colleran (a) had failed to perform his material duties, (b) had engaged in misconduct that is harmful to us, monetarily or otherwise, and (c) had been convicted of a criminal offense involving dishonesty or other moral turpitude.

     Mr. Colleran’s old employment arrangement also contained severance payment obligations in the event of a change in control of our company. If, within 12 months after a change in control, Mr. Colleran’s employment was terminated for any reason other than his (a) disability, (b) death, (c) conduct involving gross neglect, dishonesty, willful gross misconduct or moral turpitude, any of which harmed our business, or (d) voluntary resignation, he would have been entitled to receive a lump sum payment equal to six months of his then-current base salary and medical benefits for six additional months from the date of termination.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.
Date: January 5, 2005	By:	/s/ Timothy H. Callahan
Timothy H. Callahan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Employment Agreement, dated as of January 4, 2005, by and between Trizec Properties, Inc. and Brian Lipson.

10.2	Employment Agreement, dated as of January 4, 2005, by and between Trizec Properties, Inc. and Michael Colleran.

10.3	Employment Agreement, dated as of January 4, 2005, by and between Trizec Properties, Inc. and William Tresham.